Exhibit 99.3

CORPORATE PARTICIPANTS

Pablo Paez The GEO Group, Inc. – VP, Corporate Relations

George Zoley The GEO Group, Inc. – Chairman and CEO

Brian Evans The GEO Group, Inc. – CFO

John Hurley The GEO Group, Inc – SVP of Operations, President, GEO Corrections and Detention

Ann Schlarb The GEO Group, Inc. – SVP and President of GEO Community Services

CONFERENCE CALL PARTICIPANTS

Brian Ruttenbur CRT Capital Group – Analyst

Tobey Sommer SunTrust – Analyst

Kevin McVeigh Macquarie Research – Analyst

PRESENTATION

Operator

Good morning. My name is Simon, and I will be your conference operator today. At this time, I would like to welcome everyone to The GEO Group third quarter 2014 earnings conference call. (Operator Instructions) Mr. Pablo Paez, Vice President of Corporate Relations, you may begin your conference.

Pablo Paez – The GEO Group, Inc. – VP, Corporate Relations

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s Third Quarter 2014 Earnings Results. With us today is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; John Hurley, President of GEO Corrections & Detention; and Ann Schlarb, President of GEO Community Services. This morning we will discuss our third quarter performance and current business development activities. We will conclude the call with the question-and-answer session. This conference call is also being webcast live on our website at www.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning. Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements, as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George Zoley – The GEO Group, Inc. – Chairman and CEO

Thanks, Pablo, and good morning, everyone. Thanks for joining us, as we review our third quarter results and provide an update of our efforts to pursue quality growth opportunities and create value for our shareholders. We are very pleased with our third quarter results as well as our outlook for the balance of the year, which are representative of continued growth in our earnings and cash flows. Our financial performance continues to be driven by sound operational and financial performance from our diversified business units in the US and internationally. Our strong quarterly results reflect improved occupancy at a number of facilities across our real estate portfolio. Our quarterly results reflect the activation of several important projects by our GEO Corrections & Detention division in California, Florida, and Texas, as well as the opening of approximately a dozen day reporting centers in Pennsylvania and California by our GEO Community Services division.

Since the beginning of the year, we have activated new contracts or have announced new contract awards, totaling more than 6,000 beds in the US and internationally, which are expected to generate more than $200 million in additional annualized revenues.

In September, we announced that our wholly owned subsidiary, GEO Australia had signed a contract with the State of Victoria for the financing development and operation of a new 1,300-bed prison in Ravenhall near Melbourne. This large-scale project involves an unprecedented level of in-prison rehabilitation and community reentry services aimed at reducing reoffending rates and helping offenders reintegrate into society under the GEO Continuum of Care. The Ravenhall prison will be financed and developed under a public private partnership structure with an equity investment from GEO of approximately AUD115 million, and returns consistent with our company-owned facilities.

GEO’s management contract for the Ravenhall prison has a term of 25 years. Turning to the United States. During the first quarter, we assumed management of more than 3,800 beds at three correctional facilities under managed-only agreements with the State of Florida. This past August, we completed the reactivation of our company-owned 300-bed McFarland community reentry facility for a female population under a contract with the California Department of Corrections & Rehabilitation.

The contract also includes a provision for an additional 300-bed expansion that can be exercised at the state’s option. At the federal level on November 1, we activated a new company-owned facility in Alexandria, Louisiana that will add 400 beds under our existing contract with ICE for the company-owned LaSalle Detention Facility.

Additionally during the third quarter, we repurposed our 600-bed company-owned Karnes Residential Center in Texas to house families as a result of the unprecedented humanitarian crisis along our nation’s southern border. Our Karnes facility, which began housing families in early August, was designed as the first residential civil center built in accordance with the new enhanced federal detention standards issued in 2009. This past May, we announced a $45 million expansion to our company-owned Adelanto, California ICE detention facility, adding 640 beds to the existing 1,300-bed facility. This important expansion will meet the ongoing need for federal detention beds in Southern California and speaks to our ability to respond to our customers’ needs by expanding existing facilities across our real estate portfolio.

Finally, our BI subsidiary was recently awarded new contracts by ICE in the administrative office of the US Courts for the continued provision of services under the Intensive Supervision and Appearance Program, and the continued provision of electronic monitoring for the federal probationers and pretrial defendants, respectively.

All of these important milestones have positioned us to continue to return value to our shareholders. And as we have announced this morning, our board has declared a quarterly cash dividend of $0.62 per share or $2.48 annualized, which represents a 9% increase in our dividend.

As we expressed to you in the past, we remain focused on careful evaluation of our allocation of capital to enhance shareholder value. With respect to our outlook, we will remain optimistic regarding several new opportunities we are currently pursuing. There are a number of publicly known opportunities in the US and overseas that we are currently pursuing totaling several thousands of beds. Several states, including Oklahoma, Washington and Vermont, among others are considering the use of private beds. Further, we are exploring a number of nonpublic opportunities that relate to both new project development and potential asset purchases.

We also continue to actively market our current inventory of idle facilities with approximately 5,800 beds. As we have previously discussed, we estimate the reactivation of the idle beds would add approximately $0.65 per share in annual AFFO.

Our company is well positioned to benefit from these important opportunities. Our company also has attractive investment characteristics, which are underpinned by our robust real estate portfolio of company-owned and leased facilities. Our total real estate portfolio encompasses more than 16 million square feet in owned, leased, and managed facilities and we own more than 4,000 acres of land across the United States.

We currently own or lease approximately 70% of our facilities worldwide, and more than 70% of our net operating income is generated by our company-owned and company-leased facilities. We have stable and sustainable income through increasingly longer-term contract arrangements. We have a diversified base of investment grade, government customers with multiple individual contracts with no single customer contract representing more than 5% of our revenues.

We have historically enjoyed solid occupancy rates in the mid- to high 90s and strong customer retention rates in excess of 90%. Our long-term assets have a physical useful life of 75 years or longer and require relatively low levels of maintenance CapEx estimated at approximately 5% of our net operating income.

At this time, I would like to turn the call over to Brian Evans to review our financial performance and outlook. Brian?

Brian Evans – The GEO Group, Inc. – CFO

Thank you, George. Good morning, everyone. We are pleased with our third quarter results and outlook for the balance of the year. As disclosed in our press release today, our adjusted funds from operations for the third quarter 2014 increased to $0.84 per share from $0.72 per share for the third quarter of 2013.

On a GAAP basis, we reported third quarter 2014 income from continuing operations of $0.54 per share compared to $0.45 per share for the same period 1 year ago.

Our revenues for the third quarter of 2014 increased to approximately $458 million and $380 million 1 year ago. Our quarterly revenues include approximately $39 million in construction revenue and approximately $0.5 million in construction NOI associated with our new contracts for the development and operation of the 1,300-bed Ravenhall prison in Australia.

For the third quarter 2014, we reported NOI of approximately $122 million, up from $102 million in the third quarter of 2013. Compared to 2013, our third quarter 2014 results reflect:

•	The activation of 1,500 company-owned beds at three facilities in California in November 2013 for the California Department of Corrections & Rehabilitation.
•	The activation of three managed-only facilities totaling 3,854 beds in the State of Florida in February of this year.

•	A 400-bed expansion of GEO’s US Marshals contract at the company-owned Rio Grande Detention Center in Texas during the first quarter.
•	The reactivation of the 300-bed company-owned McFarland Community reentry facility in California during August of this year.
•	Approximately $39 million in construction revenue related to our new contract for the development of the Ravenhall Australia prison.
•	Reopening of a dozen new day reporting centers in Pennsylvania and California during the fourth quarter of last year and the first quarter of this year, and
•	Improved occupancy rates across our diversified real estate portfolio.

Moving to our outlook for the balance of 2014. For the fourth quarter, we expect revenues to be in the range of $431 million to $436 million, including approximately $21 million in construction revenue related to the Ravenhall Australia project. Our AFFO per share for the fourth quarter is expected to be in the range of $0.81 to $0.84 per share. On a GAAP basis, we expect our fourth quarter net income to be between $0.51 and $0.53 per share. Our fourth quarter guidance reflects additional interest expense as a result of our recent bond offering.

Our fourth quarter guidance also incorporates startup expenses associated with the activation of our new company-owned Alexandria Transfer Center in Louisiana. As a result of our third quarter results and fourth quarter guidance, we have increased our 2014 revenue outlook to a range of $1.695 billion to $1.7 billion, including approximately $60 million in construction revenue related to the Ravenhall project in Australia.

We have also increased our 2014 AFFO per share guidance to a range of $3.21 to $3.24 or $232 million to $235 million. On a GAAP basis, we expect our 2014 net income to be in the range of $1.98 to $2 per share. We have increased our full year 2014 NOI guidance to a range of $476 million to $479 million, and have increased our 2014 Adjusted EBITDA guidance to a range of $346 million to $349 million.

With respect to our liquidity position as of the end of the third quarter, we had approximately $53 million in cash on hand and we are well positioned to pursue future growth following the September issuance of $250 million in new senior notes due 2024 with an interest rate of 5.78%. As we previously disclosed, we used the proceeds from the new senior notes to pay down borrowings under our revolver, bringing our debt ratio to approximately 80% fixed versus 20% variable. This recent offering will result in approximately $0.02 per share in additional interest expense quarterly beginning in the fourth quarter of this year. Additionally, as was disclosed in our press release, during the third quarter, we issued approximately $56 million in shares of our common stock through our ATM, at-the-market equity program.

We now have approximately 74 million shares outstanding. As we have expressed to you in the past, we believe that our ATM equity program gives us the flexibility to complement our capital needs as we pursue important growth opportunities that enhance value for our shareholders. Following these transactions, we have ample borrowing capacity under our revolver with liquidity of more than $600 million to support our future growth. As a result of our strong financial results and continued growth in our earnings, our total net leverage has decreased approximately half a turn from 4.7x to 4.2x EBITDA.

With respect to our uses of cash, we expect our project and growth CapEx to be approximately $55 million in 2014 of which we have completed approximately $38 million as of the end of the third quarter, and we have approximately $20 million in scheduled annual principal payments of debt. With that, I will turn the call to John Hurley for a review of our market opportunities. John?

John Hurley – The GEO Group, Inc – SVP of Operations, President, GEO Corrections and Detention

Thanks, Brian, and good morning, everyone. I’d like to address select publicly known business development opportunities in our key segments starting with the federal market and the three federal government agencies that we serve. As we’ve previously reported, GEO has long-standing partnerships with the Federal Bureau of Prisons, the United States Marshals Service and the US Immigration and Customs Enforcement or ICE, and we provide cost-effective solutions for them at a number of facilities across the country.

We continue to see meaningful opportunities for us to partner with all three of these federal agencies. The Federal Bureau of Prisons continues to face capacity constraints, and ICE and the US Marshals continue to consolidate existing populations into larger more modern facilities, which has driven the need for additional private beds.

With respect to recent project activations and contract awards, we recently completed the development and activation of a new $20 million, 400-bed transfer center in Alexandria, Louisiana, as an annex to our LaSalle Detention Facility under our existing contract with ICE. We expect that the new company-owned center will generate an additional $8.5 million in annualized revenues. In California, we are developing a $45 million expansion of our company-owned Adelanto ICE detention facility, which is expected to be completed in July 2015. This important expansion will increase the ICE facility’s capacity from 1,300 to 1,940 beds, and is expected to generate approximately $21 million in additional annual revenues.

Finally, as George mentioned in his opening remarks, we have repurposed our 600-bed company-owned Karnes, Texas ICE Residential Center for the housing of family units as a result of the humanitarian crisis along the southern border. Our Karnes Residential Center was designed as the first ICE Residential Civil Center under new enhanced federal detention standards, which were issued by ICE in 2009.

The Center began housing families on August 1 under a new fixed-price contract expected to achieve approximately $26 million in revenues per year. The residents were mostly adult females with children. Those children who are 5 years of age to 17 have been attending educational classes at the Center conducted by a certified charter school under contract with GEO. GEO has offered ICE a number of other proposals to provide secure residential care in response to the ongoing crisis at the southern border.

With regard to pending procurements, the Bureau of Prisons has a pending solicitation with two requirements. Each requirement is to house approximately 1,500 to 2,000 low security adult males. This RFP is limited to existing facilities with no expansions permitted. One facility must be located in Ohio, Michigan, Pennsylvania, New Jersey, or New York. The other proposed facility may be located anywhere in the continental United States.

This procurement includes the rebid of our company-owned facility in Pennsylvania, whose contract expires in April 2016, and the rebid of another BOP privately operated facility in Ohio, whose contract ends next year in May 2015. Proposals for this RFP were submitted last year with awards expected by the end of the year. Additionally, ICE has issued request for information for several company-owned and operated detention facilities, ranging from 800 to 2,000 beds.

Turning to our state market segment. As states across the country continue to face budgetary pressures, their ability to achieve cost savings becomes an even more important priority, which leads to increased interest in privatization projects. Several states across the country continue to face capacity constraints in inmate population growth. Many of our state clients require additional beds as inmate populations continue to increase, and aging inefficient prisons need to be replaced with new, more cost-efficient facilities. For example, in the states where we currently operate, the average age of the state prisons range from approximately 30 to 60 years old. With respect to recent contract activations, we have completed the reactivation of our company-owned McFarland facility under a new contract with the California Department of Corrections & Rehabilitation.

The 300-bed McFarland facility houses female inmates and is providing enhanced offender rehabilitation and recidivism reduction programs. In-prison rehabilitation includes adult basic education, GED and other academic programming, vocational and career technical skills courses and inmate work and training programs. Post-release community services include evidence-based cognitive behavioral treatment, reentry programs, and life skill courses, including communication skills, money management, family and social interaction and job application and interview skills. The contract also has a provision for a 300-bed expansion, which can be exercised at the state’s option and would require us to complete the expansion within 12 months, once the option is exercised.

The facility is expected to generate approximately $10 million in annualized revenues. We believe this important contract is indicative of the continued need for correctional beds and rehabilitation services in the State of California, and it is a representation of how our company is positioned to pursue incremental growth opportunities through the delivery of enhanced rehabilitation services under the GEO Continuum of Care.

In anticipation of the continued need for bed space in California, we have undertaken renovations of our 400-bed Mesa Verde community correctional facility, which we expect will be completed by the end of the year. We’re actively marketing the facility to both state and federal agencies.

With respect to new opportunities, the State of Oklahoma had issued a request for proposal for up to 2,000 beds at existing in-state facilities. While this particular procurement was delayed and did not move forward, we believe the State of Oklahoma continues to have a need for correctional beds and we are continuing to monitor this opportunity.

Additionally, there are several states considering public-private partnerships for the housing of inmates, as well as the development and operation of new and replacement correctional facilities. The States of Vermont and Washington have pending procurements for the housing of approximately 700 and 1,000 inmates respectively, in out-of-state facilities. We have a number of options which we believe would be well suited for these procurements and which would result in the reactivation of our idle capacity.

Finally, the State of Utah is currently evaluating private and public options for the replacement of a 5,000-bed prison. With respect to our international markets, our GEO Australia subsidiary recently signed a contract with the State of Victoria for the development and operation of the new 1,300-bed Ravenhall prison near Melbourne. This large-scale project is expected to be completed in late 2017, and will provide an unprecedented level of in-prison and post-release rehabilitation programs. The Ravenhall facility will have a unified commitment to providing innovative approaches to reducing reoffending, including the establishment of the world’s first fully integrated good lives model delivered through the GEO Continuum of Care. Specifically, the operation of the Ravenhall facility will include collaborative partnerships with community-based organizations, which will allow offenders’ released from custody to continue rehabilitation programs; progressive accommodation units, which will enable the delivery of group and individual evidence-based programs; and intensive and evidence-based programs, including the innovative use of in-cell IT-delivered programming among other industry-leading rehabilitation practices.

The project will be developed under a public-private partnerships structure with GEO making an equity investment of AUD115 million. We expect returns on investment for this project to be consistent with our company-owned facilities. The contract is expected to generate in excess of AUD 100 million in annualized revenues for GEO under a 25-year contract. Finally, in the United Kingdom, we were recently selected as the preferred bidder for one of the five contracts we bid on under the Ministry of Justice, transforming rehabilitation procurement, which focuses on medium and low-risk offenders under probation. We have notified the ministry of justice of our disappointment in being selected for only one small contract, and our decision not to move forward with this contract given the significant financial and organizational resources that it would require.

At this time, I’ll turn the call over to Ann for a review of GEO Community segment. Ann?

Ann Schlarb – The GEO Group, Inc. – SVP and President of GEO Community Services

Thank you, John, and good morning everyone. Turning to our GEO Community Services segment, each of our Community Services divisions continues to pursue several new growth opportunities. Our Reentry Services division is competing for a number of formal solicitations for residential community-based reentry centers across the United States. Additionally, we are working with our existing local and state correctional customers to leverage new opportunities in the provision of our community-based Reentry Services in both residential facilities, as well as nonresidential day reporting centers.

During the first quarter of this year, we activated six new day reporting centers in Pennsylvania, which are expected to generate more than $5 million in annualized revenues.

In California, we recently activated seven new day reporting centers in counties across the State, bringing our total number of day reporting centers to 22 in order to support state and county initiatives aimed at reducing recidivism and helping offenders reintegrate into the community. Additionally, during the first quarter of this year, we activated a new day reporting center in Richmond, Virginia, which marks our entry into this important state market.

With respect to our residential reentry centers, we’ve signed a contract with the State of New Jersey for the operation of a new company-leased 240-bed residential reentry center in Newark, which was activated this past month, and is expected to generate approximately $5.5 million in annualized revenues.

Our youth services division continues to work towards maximizing the utilization of our existing asset base. We have continued to undertake a number of marketing and consolidation initiatives to increase the overall utilization of our existing youth services facilities. During the second quarter of this year, we received new out-of-state placements at our existing facility in Colorado, as well as a new customer for detention services in Pennsylvania.

Our Ohio facility experienced a rebound from the seasonably lower census in the first quarter of the year to near full capacity over the last 2 quarters, and our facility in Texas has remained at full capacity all year.

Finally, our BI subsidiary continues to market its supervision and electronic monitoring services to local, state and federal correctional agencies nationwide. At the federal level, BI was successful in retaining two important contracts that were going through a competitive rebid process. In early September, we signed a new 5-year contract with ICE for the continued provision of community supervision and electronic monitoring services under the Intensive Supervision and Appearance Program, or ISAP. Our new ISAP contract is expected to generate approximately $47 million in annualized revenues.

Also this past September, BI signed a new 5-year contract with the administrative office of the US Courts for the provision of electronic monitoring services for federal probationers and pretrial defendants, which is expected to generate approximately $5 million in annual revenues.

Overall, BI has continued to grow its market share of the electronic monitoring market in the United States. Since the middle of last year, BI has added approximately $10 million in annualized revenues through new organic wins, and we expect to compete on additional opportunities as correctional agencies across the US increase their use of electronic monitoring technology to track offenders who have been placed under community supervision. At this time, I’ll turn the call back to George for his closing remarks. George?

George Zoley – The GEO Group, Inc. – Chairman and CEO

Thank you, Ann. In closing, we are very pleased with our third quarter results and the outlook for the balance of the year, which continues to be driven by solid operational and financial performance from our core operations in the US and internationally.

Since the beginning of the year, we have activated new contracts and have announced contract awards for more than 6,000 beds in our GEO Corrections & Detention segment. Our community services has opened more than a dozen day reporting centers and gained market share in its market segments.

We are actively marketing our 5,800 idle beds in inventory, which we estimate would add approximately $0.65 per share to our AFFO. We are also pursuing several publicly known opportunities and are exploring a number of other growth opportunities for the development of new projects for the potential purchase of assets. We expect that all of these efforts will continue to drive growth for our company, and we remain focused on effectively allocating capital to enhance value for our shareholders. We also believe that our diversified growth and investment strategies have positioned GEO as the leading provider of corrections, detention and offender rehabilitation services through the GEO Continuum of Care that can deliver performance-based rehabilitation programs and significant cost savings for our customers worldwide.

As I’ve expressed to you in the past, we view all these different initiatives to enhance shareholder value as complementary, and none are pursued to the detriment of the others. This concludes our presentation. We would now like to open the call to your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Your first question comes from the line of Brian Ruttenbur with CRT Capital. Your line is open.

Brian Ruttenbur – CRT Capital Group – Analyst

Great. Good quarter by the way. Let’s start off with a housekeeping issue. Interest expense in 2015. Can we just take fourth quarter and take that as a run rate?

Brian Evans – The GEO Group, Inc. – CFO

Yes. That’s right. I think it’s probably about $22.5 million or so for the fourth quarter.

Brian Ruttenbur – CRT Capital Group – Analyst

Okay. And so there’s no extra fees in there, so $22.5 million, taken it throughout all next year and there’s no other surprises in there?

Brian Evans – The GEO Group, Inc. – CFO

No, $22.5 million to $23 million. I think one of the things that will affect interest expense, some on and off, but it’s a noncash item will be part of the Ravenhall project has an interest rate cap associated with that and that has to be mark-to-market on a quarterly basis. But again, it’s noncash. So we’ll make sure that we disclose that amount in our supplement.

Brian Ruttenbur – CRT Capital Group – Analyst

Okay, very good. Thank you. That’s helpful. The next question I have is about the Corrections Corp reported. And I guess this is for George. And they are looking to sell a couple of their idle facilities and that was pretty interesting. One’s an old warehouse and I think it was in Cincinnati or one of those locations. And there — one was — they’re selling a facility to a charter school. There’s a variety of things that they were talking about. Have you considered doing any of that with your facilities and are they even able to be sold to — for other functions?

George Zoley – The GEO Group, Inc. – Chairman and CEO

Well, I think we’ve disposed of a few small facilities. But we — there are no large facilities that we are disposing of at this time.

Brian Ruttenbur – CRT Capital Group – Analyst

Okay. And then another question for you, George. The Republican sweep a couple of nights ago, how does that impact anything with the federal prisons? Maybe ICE, the potential crackdown or not crackdown on immigration. What do you see happening there? Can you give us a macro view?

George Zoley – The GEO Group, Inc. – Chairman and CEO

From what I’ve heard, I think there’ll be a renewed interest by Congress to discuss additional measures to better secure the border. And I think with that comes the need for more detention bed space along the southern border in addition to many other things, obviously. But our focus would be on providing any additional detention bed space that would be required by ICE.

Brian Ruttenbur – CRT Capital Group – Analyst

Okay. The last question. The UK, it was a bit disappointing that you only got one small contract there. Can you talk about who was the big victor there? Was it somebody local? And what your opinion is of why that you didn’t sweep more?

George Zoley – The GEO Group, Inc. – Chairman and CEO

They were different international companies like Sodexo that come to mind that did win several lots. We won only one small one, where we bid on five. And as we notified the Ministry of Justice, winning just the one small lot would not justify the substantial organizational resources and financial resources that would be necessary to undertake that one lot. And the margins on that kind of business were like managed-only margins, single-digit margins and apparently, our pricing was much higher than the other competitors. That’s what we were told. So we’re a bit disappointed but it allows us now to refocus our efforts on the GEO Continuum of Care application in the US and other owned opportunities for our clients.

Operator

Your next question comes from the line of Tobey Sommer with SunTrust.

Tobey Sommer – SunTrust – Analyst

A couple of my questions have been answered, but I did want to get your perspective on this week’s elections and what you see. And I know they just occurred, but any potential opportunities or impacts that you can see as a result of those across the nation? And specifically, I would like you to include a comment and a perspective on Prop 47 in California, and what, if anything, that could mean? Thanks.

George Zoley – The GEO Group, Inc. – Chairman and CEO

Well, with regard to Prop 47 as we understand, the implications of that proposition, it could have an impact at the state level of between 3,000 and 4,000 beds, we are told eventually, as individual prisoners have to petition the court to reclassify their offenses, and which will take many months, if not years. And we don’t know how that will shake out. But it doesn’t seem to be a material significance to their population levels when placed against their internal growth rate, just from the demographics of the growth of their population of the state. And the — a lot of the people that may be affected are in the county jails that we’re not involved in. We’re only involved in the state facilities and again, at that level, it’s only — we believe estimated 3,000 to 4,000 people over a very long period of time. So it doesn’t have any material impact to our occupancy census as to our four facilities.

We have presently approximately 2,400 beds in state for the California Department of Corrections & Rehabilitation and we hold a higher level of security in those facilities. They’re normally levels 2s and 3s out of the 1, 2, 3, 4 grading system for security levels. The Prop 14 — Prop 47 is really dealing with people who eventually become level 1, and we don’t hold those type of prisoners. And just turning to the national scene, I think the biggest potential impact could again be in the area of immigration reform and the discussion, which will include an analysis of what it will take to better secure the border. As we’ve all recently seen that there’s still the ability for numerous people to be able to cross the border illegally and enter the United States. And part of the populations that came across are obviously, these families and we’ve now established one facility for that purpose, there may be a need for several more, as a specialty kind of housing facility. And offenders, of course, the criminal alien population and that will still need to be housed in these facilities and maybe an expansion of that capacity as we move forward.

Tobey Sommer – SunTrust – Analyst

George, just one follow-up. There  — one of the themes of the election this week was governorships moving, and I think maybe I was surprised to the degree to which Republicans won various states. Historically, when you look back at GEO’s developing relationships with state customers, has  — have initial relationships been more likely to be developed under the auspices of a Republican Governor? Or has it been, has there not been a pattern that’s kind of particularly discernible?

George Zoley – The GEO Group, Inc. – Chairman and CEO

It’s actually been both. When we look at it on a factual basis, we’ve done as well under Democratic administrations as Republican administrations.

Tobey Sommer – SunTrust – Analyst

Okay. And then my last question is just a follow-up on UK. So — does the development of the contract and your reactions to the outcome, does that mean that you may withdraw operations from the UK or is it definitive? Or is this just kind of your current thought, so there’s more business opportunity here in the US for owned facilities?

George Zoley – The GEO Group, Inc. – Chairman and CEO

At this time, it’s the latter. Just — we were involved in a particular procurement. We only won one of the five opportunities we were pursuing, so we’ve decided not to move forward on that one opportunity. But we still have a very large presence in the UK with regard to prisoner transport that involves most of the country. So we’re still there for that purpose not only one detention facility.

Operator

(Operator Instructions) Your next question comes from the line of Jordan Maka with Macquarie.

Kevin McVeigh – Macquarie Research – Analyst

This is actually Kevin. Nice job on the dividend boost. Any sense, just going forward, how much of that, and I know it’s probably year-to-year, but how much of that should be just purely EBITDA growth as a result of the step-up in the payout ratio? And then ultimately, any sense of where that payout ratio should peak, if you would. And I know it’s not close to that, but just any thoughts on that would be helpful.

Brian Evans – The GEO Group, Inc. – CFO

Hey, Kevin, it’s Brian. I think — yes, the step up that we’ve gone to about were 78% on Q3 AFFO. And we’ve said that over time that we expect to maybe move closer to 80%, so this is a step in that direction. And I think that will continue to hold within that range, that 75% to 80% payout ratio.

Kevin McVeigh – Macquarie Research – Analyst

Got it. And then just in terms of, George, a little more specific. In the Florida governor’s race, do you think that the state in particular with the Republicans holding it sets up any type of prospects to revisit the outsourcing?

George Zoley – The GEO Group, Inc. – Chairman and CEO

I’m hopeful of that. I believe Governor Scott is very receptive to privatized corrections and maybe even more particularly so, the expansion of corrections into more rehabilitation and evidence-based programming in-prison and post-release. So yes, I am.

Kevin McVeigh – Macquarie Research – Analyst

Got it. And just with the restructure in place, now. Has that changed the strategy at all? Just said another way, was it a little  – you’ve put a little more scrutiny around the UK. Just maybe you don’t have the same tax advantages that you would have had in the US or just — does that change the go-to-market strategy at all in terms of areas you’re focusing on to drive incremental growth in the business going forward?

George Zoley – The GEO Group, Inc. – Chairman and CEO

Well, as I’ve said earlier, the competition in UK was for a kind of a managed-only business. There was no ownership opportunities and it was highly competitive, and driving down the margins in order to be successful. And we didn’t want to go as far as others did. And we see our opportunities more so along the ownership model of facilities that are owned by the Company, as partially exemplified by the Ravenhall Australia project, where we’re investing AUD115 million and in Adelanto, where we’re expanding that facility at a cost of $45 million, in reactivating Mesa Verde at additional costs. I mean, there’s so many examples and opportunities for us in the US that even though we’re disappointed of not being successful on the UK project, we — by diverting our attention back to the US, I think there’s plenty of opportunities to keep us occupied in creating more success for the company and value for the shareholders.

Kevin McVeigh – Macquarie Research – Analyst

Understood. And then my final question, just on those beds there, the kind of vacant beds, any sense of how they set up from an occupancy perspective? And I don’t know, if you could just comment directionally, how much of that would you expect to be kind of state versus federal? Or just any thoughts around those beds would be helpful too.

Brian Evans – The GEO Group, Inc. – CFO

You’re saying, Kevin, you’re asking like what is our — what are our thoughts on the remaining idle capacity we have and is it more likely to be a federal or state opportunity and timing?

Kevin McVeigh – Macquarie Research – Analyst

Yes, that’s right, Brian.

George Zoley– The GEO Group, Inc. – Chairman and CEO

Well, I think on the idle beds, they’re likely, off the top of my head, I think they’re going to be state opportunities. Because the federal beds, particularly by ICE are kind of build to suit projects in particular locations.

Operator

Your next question comes from the line of Brian Hoffman with Avondale Partners. Your next question comes from the line of Tobey Sommer with SunTrust.

Tobey Sommer – SunTrust – Analyst

I’m curious what the trends you’re seeing in federal populations as we head into the end of the year, whether there is much variation, either positive or negative? And if so, what may explain that?

George Zoley – The GEO Group, Inc. – Chairman and CEO

I think we’ve discussed in the past, there is some seasonality in our federal populations. And the fourth quarter reflects that seasonality in some decline in the census, but that’s included in our guidance.

Tobey Sommer – SunTrust – Analyst

Did it — you described it as kind of a just typical seasonality at this point?

George Zoley – The GEO Group, Inc. – Chairman and CEO

Yes. It picks up, as in the first quarter, I think, in the second half of January, actually.

Tobey Sommer – SunTrust – Analyst

Okay. That’s helpful. And George, I wanted to ask you kind of a broad question on what do you think the financial implications of customers embracing the Continuum of Care in thinking about corrections with higher levels of service? What do you think the financial implications are over time? And specifically, do you think that there’s likely to be an upward bias to per diems as a result of this service orientation and higher level of service?

George Zoley – The GEO Group, Inc. – Chairman and CEO

Well, there will obviously be an additional cost but that cost, I think, is fairly modest. I think you’re looking at the 10%, 15%, 20% range of additive cost depending on the amount of services being provided to enhance in-prison and post-release services. So I think that additive cost is easily explainable and defensible and will be, I think, particularly attractive to both political parties who have an interest in better rehabilitation and preventing people from reoffending and going back to prison.

So we think the timing is right for this concept to take hold better than it has in the past, as people become frustrated with just an ever-growing offender population level at the federal, state and local levels and take a renewed and maybe a fresh look at how rehabilitation is done and how it can be better done through an integrated approach in integrating what’s done in the prison, as well as what happens after release and in the communities as you try to work towards successful reintegration of the offenders in their communities, reestablishing themselves with their families, getting jobs and becoming productive members of society.

Tobey Sommer – SunTrust – Analyst

Is this something that is part of your discussions now, perhaps private discussions for opportunities? Or is this sort of something that maybe is more out on the horizon in the long-term?

George Zoley – The GEO Group, Inc. – Chairman and CEO

No. This is something we’re moving forward on, now

Operator

There are no further questions at this time. I turn the call back over to our presenters.

George Zoley – The GEO Group, Inc. – Chairman and CEO

Well, thanks, everyone, for joining us on this call. We look forward to addressing you on our next call. Thank you.

Operator

Ladies and gentlemen, this concludes today’s conference call. You may now disconnect.